Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                       GLOBAL SUPPLY AND LICENSE AGREEMENT
                       -----------------------------------

         This Global Supply and License Agreement (this "Agreement") is entered into, effective April 10, 2002 (the "Effective Date"), between ONDEO Nalco Company, a Delaware corporation with principal executive offices located at ONDEO Nalco Center, Naperville, IL 60563 ("Nalco"), Flexible Solutions International, Inc., a company organized under the laws of Nevada, with principal executive offices located at 2614 Queenswood, Victoria, B.C., V8N 1X5 ("FSI") and Mr. Robert N. O'Brien residing at 2614 Queenswood Victoria BC V8N 1X5, Tax Identification Number - Not available. (the "Inventor").

I.       SCOPE OF SUPPLY

A. FSI agrees to purchase all its requirements of the product described in Attachment A from Nalco and subject to the terms herein, Nalco agrees to sell, or procure that its affiliates will sell, to FSI the product meeting the specifications in Attachment A (the Product") as ordered in individual purchase orders issued by FSI.

B. FSI will submit orders for Product to Nalco (i) at least thirty (30) days in advance of delivery by Nalco to FSI for Product to be exported by FSI and (ii) at least ten (10) business days in advance of delivery by Nalco to FSI for Product to be sold by FSI to customers in the United States. Nalco shall have two (2) business days after receipt from FSI of such order meeting the requirements set forth in this Agreement and documents described in Section I.C herein, to communicate to FSI whether Nalco agrees to accept such order. Nalco may reject an order from FSI only if: (i) Nalco does not have the capability to manufacture the Product at its Sugar Land, Texas or Garyville, Louisiana facilities; (ii) Nalco is unable for any reason to outsource the manufacture of such Product; or (iii) FSI is otherwise in breach of any term or condition of this Agreement; it being understood that Nalco shall have sole discretion in determining whether to make any capital investments in respect of the manufacture of the Product. FSI agrees that if Nalco accepts an order for Product, Nalco may manufacture such Product or have Product manufactured by a third party provided such Product meets the specifications for the Product as set out in Attachment A. During the Term, Nalco and FSI will discuss opportunities to optimize the supply chain including optimal locations for manufacturing Product closest to the location of the ultimate end-user of Product.

C. All orders for Product issued by FSI to Nalco during the Term ("Purchase Orders") are subject to the provisions of this Agreement as if such provisions were fully set forth in such Purchase Order. Except as otherwise set forth in this Agreement, no other terms and conditions, whether in FSI's purchase order or otherwise presented to Nalco, shall have any application to this Agreement, or any transactions occurring pursuant hereto, unless this Agreement shall be specifically amended in writing by the parties. All Purchase Orders issued by FSI hereunder, shall include (i) reasonably detailed information, as requested by Nalco in advance to FSI, regarding FSI and the ultimate consignee of the Product which is necessary for Nalco to complete its credit analysis relating to approval of any Purchase Order and (ii) with respect to exports, documentation reasonably satisfactory to Nalco evidencing that FSI has obtained insurance backed financing from the EXIM Bank in an amount equal to 90% of the price of Product sold hereunder. FSI understands and agrees that as a result of its credit analysis, applying its standard procedures, Nalco may require FSI to provide additional security to accompany Purchase Orders including without limitation letters of credit issued in favor of Nalco from a bank acceptable to Nalco and/or performance bonds.

II.      TERM

         This Agreement shall have a term of five (5) years from the Effective Date (the "Term"), unless sooner terminated as provided herein. Either party shall have the right to terminate this Agreement at the end of the Term upon at least six (6) months advance written notice. At the end of the Term if neither party has delivered notice of its intent to terminate this Agreement, this Agreement shall renew from year to year thereafter subject to each party's right to terminate during such renewal upon 6 months advance written notice or as otherwise provided herein. The word "Term" as used in this Agreement shall include any renewal of this Agreement pursuant to this Section II.

III.     PRODUCT QUANTITY ESTIMATES AND REPORTING

         For non-binding planning purposes only, by the 5th day of each month during the Term FSI shall provide its estimated purchase volume for Product for the following three (3) calendar months. Nalco agrees to provide FSI with reports within 15 days following the end of each month during the term showing the quantity of Product sold to FSI during the previous calendar month and the location of such Product.

IV.      PRICING, DELIVERY AND PAYMENT

A. FSI will pay Nalco the following price for Product: (i) $**____ per pound until Nalco has sold FSI one (1) million pounds of Product in any calendar year and (ii) $**____ per pound for all quantity of Product sold to FSI in excess of one (1) million pounds in any calendar year. At any time that sale of Product from Nalco to FSI exceeds 10 million pounds; 100 million pounds and 400 million pounds in any calendar year, Nalco and FSI will negotiate discounted pricing for Product sold to FSI in excess of such quantities.

** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

         Such negotiations may consider detailed engineering studies. Nalco agrees to notify FSI in the event its raw material costs or utility costs relating to production of the Product increase or decrease by an amount greater than or less than 10%, respectively, and provide FSI with reasonable documentation to support such cost increase or decrease, respectively. Nalco and FSI agree that should the cost of raw materials or the cost of utilities used in the manufacture of the Product, whether Product is manufactured by or on behalf of Nalco, increase or decrease by an amount that is greater than or less than 10% of such raw material or utility cost on the Effective Date or any date after the Effective Date on which the price of Product increased or decreased pursuant to this Section IV.A, the price of Product shall be increased or decreased by the aggregate amount of such increase or decrease in cost of raw material or cost of utilities, respectively. Nalco shall provide FSI with reasonable documentation to support any such price change. Prices exclude, and FSI shall pay, all sales, use, excise, VAT, GST, export and import taxes, assessments and similar fees imposed on the sale, transportation, delivery, storage or use of the Product.

B. Product shall be sold to FSI f.o.b. Nalco's plant. Title in all Product shall remain with Nalco until Nalco receives payment for such Product. Risk of loss for sale of Product shall pass to FSI upon delivery to FSI f.o.b. Nalco's plant. FSI agrees to pay Nalco a warehousing fee as set forth on Exhibit A for Product remaining at Nalco in excess of fifteen
         (15) days beyond the date that FSI receives notice of delivery. FSI shall make any necessary arrangements for importation of the Product into any country.

C. FSI shall pay Nalco for all Product sold to FSI thirty (30) days after invoice date. Payment shall be made in United States Dollars, without deduction or offset. FSI shall pay interest on past due invoices at an interest rate equal to the lesser of one and one-half percent per month or the highest rate permitted by law.

V.       PACKAGING OF PRODUCT

         Packaging of Products is described in Attachment A and shall be in conformance with applicable laws and regulations. Nalco shall ensure that quantities, weights and identification, as stated on packaging lists, are correct.

VI.      TERMINATION

A. Either Nalco or FSI may terminate this Agreement upon thirty (30) days prior written notice to the other in the event of the occurrence of any of the following events of default:

         (i) Failure of the defaulting party to pay when due any amounts owing to the non-defaulting party, other than nonpayment of a disputed amount or obligation to pay to the extent such amount or obligation is disputed in good faith; or

         (ii) Breaches of any term or condition of this Agreement by the defaulting party;

         (iii) If the defaulting party shall be or become insolvent or if the normal conduct of business (or such defaulting party's credit) shall become substantially impaired by such defaulting party's credit problems;

         (iv) If the defaulting party shall call any meeting of creditors or if a receiver or trustee shall be appointed for it or its assets; or

         (v) If any petition, proceeding or action under any bankruptcy proceeding shall be filed or instituted by the defaulting party or against it and, in the event such proceeding is filed against the defaulting party, such proceeding is not dismissed within sixty (60) days;

         provided that during the above thirty (30) day notice period, the defaulting party may cure its default under this Section VI.A, and thereby abate the termination; and provided further, that the party giving notice of such default in its sole discretion may extend the period within which the defaulting party may cure its default.

B. In the event of termination as set forth above, the party terminating this Agreement shall have all rights and remedies available to it at law or in equity against the defaulting party, subject to and in accordance with the provisions of Section VII below.

VII.     WARRANTY AND REMEDIES

A. Nalco warrants that at the time of sale the Product sold hereunder or pursuant hereto will be free of any claim of any nature by any third person and that Nalco will convey clear title thereto at the time of sale to FSI. Subject to the limitations of Article VII.B, Nalco warrants that the Product sold to FSI shall conform to specifications set forth in Attachment A to this Agreement (the "Specifications"). EXCEPT FOR THE WARRANTIES PROVIDED IN THIS ARTICLE VII.A, THE PRODUCT IS SOLD TO FSI ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND NALCO SPECIFICALLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

B. If a Product does not meet Specifications, FSI will provide written notification and a sample thereof to Nalco. Upon verification that Product does not meet Specifications, such quantity of Product will be replaced by Nalco with conforming Product, or Nalco will refund the purchase price for that quantity of Product, and Nalco will reimburse FSI for damages for the testing, storage, disposal, material replacement, reformulating, processing, labor and freight incurred by FSI due to such defective Product. Nalco's liability for breach of warranty is limited to replacement with conforming Product at no charge to FSI. No warranty claim may be made by FSI more than ninety (90) days after delivery of Product to FSI. Nalco shall not be liable to FSI for consequential, indirect or incidental damages or damages measured by lost profits whether a claim is in contract, negligence, strict liability or other theory of liability, including without limitation, for non-conforming Product or delays in delivery. In any event, Nalco's liability for any and all claims, damages and causes of action arising out of the sale, use, storage, delivery or non-delivery of any Product or any warranty shall be limited to the price (including freight charges if paid by FSI) paid to Nalco for such Product.

VIII.    COMPLIANCE WITH LAWS

         Nalco and FSI represent, warrant, certify and covenant to each other that during the Term each party shall comply with all laws.

IX.      CUSTOMS AND TRADE

         FSI agrees that (a) Nalco will not be a party to the importation of Products into any country, (b) the transaction(s) represented by this Agreement will be consummated prior to export or importation, and (c) FSI will neither cause nor permit (i) Nalco's name to be shown as "importer of record" on any customs declaration or (ii) Nalco's name to be shown on any shippers export declaration or related export documentation; unless otherwise specifically agreed to in writing by Nalco. FSI shall indemnify, defend, and hold Nalco harmless from and against fines and penalties imposed or additional cost of duty or other cost and expense incurred through FSI's breach of this Agreement or any laws.

X.       PATENT, TRADEMARK AND INTELLECTUAL PROPERTY LICENSE

A.       DEFINITIONS
         The following terms when used in this Agreement shall have the meaning defined herein:

         1. "Confidential Information" means all facts, documents or other information relating to the Products, Patents and Technology including Nalco's and its sublicensee's manufacturing operations, processes, procedures and other information related thereto.

         2. "Patents" shall mean (i) United States or foreign patents and patent applications now owned or hereafter acquired or licensed to or by FSI in the Technical Area and rights to file applications for such patents; (ii) all continuation, continuation-in-part, divisional, extension, reissue applications and any United States or foreign equivalent of such applications described in (i) above; (iii) all patents that issue on the applications defined in (i) and (ii) above; and including, but not limited to, (iv) patents, patent applications and foreign equivalents described in (i), (ii) and (iii) listed on Attachment B.

         3. "Technical Area" shall mean the design, development, manufacture and sale of products and processes using hydrated lime with a sterol alcohol flow aid.

         4. "Technology" shall mean all unpatented technical information in the possession of FSI and not publicly available or otherwise known to Nalco, in the Technical Area, including, but not limited to; all patent applications; communications to and from applicable patent offices; trade secrets; supplier lists; computer data (including formulations and analysis), computer software (in source code and object code form) and all related programming, user and systems documentation; inventions, and processes (whether or not patentable or reduced to practice); know-how and formulae; product designs and formulations and product information and all other intangible assets, properties and rights whether owned or licensed.

         5.    "Territory" shall mean anywhere in the world.

         6. "Trademarks" shall mean the trademark "WATER$AVR" and such other tradenames or trademarks listed on Attachment B as the parties may agree from time to time.

B.       GRANT OF LICENSE
         FSI hereby grants to Nalco and its affiliates, and Inventor consents to such grant, a royalty-free, non-exclusive right, with a right to sublicense to any person, under the Patents and Technology to make or have made the Product for sale only to FSI in the Territory. FSI hereby grants to Nalco and its affiliates a royalty-free, non-exclusive right, with a right to sublicense to any person, the use of the Trademarks for the purpose of complying with the terms and conditions of this Agreement.

C.       PATENT, TRADEMARK AND TECHNOLOGY REPRESENTATIONS, WARRANTIES AND
         COVENANTS

         1. FSI and Inventor represent and warrant that (i) the Patents and Technology are subsisting and, to the best of FSI's and Inventor's knowledge, are not invalid or unenforceable, in whole or in part; (ii) FSI and Inventor have full right, power and authority to grant all of its right, title and interest in the Patents and Technology; (iii) Inventor is the sole owner of the Patents and Trademarks; (iv) FSI has the exclusive right to use the Patents and Technology all of which are free and clear of any liens, charges and encumbrances; (v) to the best of FSI's and Inventor's knowledge, the practice under the Patents, the practice of the Technology and the use of the Trademarks do not infringe any rights owned or possessed by any third party; and
               (vi) there are no claims, judgments or settlements to be paid by FSI or Inventor or pending claims or litigation relating to the Patents, Technology or Trademarks.

         2. FSI shall, at its expense, maintain and/or prosecute all Patents and patent applications and Nalco shall cooperate fully therein and shall also require its sublicensees to cooperate fully therein. FSI shall provide Nalco with copies and the complete specifications and claims for all Patent applications.

         3. In the event that an infringement claim is made against Nalco or any of its sublicensees by reason of Nalco's or such sublicensee's exercise of its rights pursuant to this Agreement, Nalco and FSI shall meet to analyze the infringement claim and avoidance of such claim. If it is necessary, in Nalco's sole discretion, to obtain an appropriate license from such third party, FSI and Nalco shall together use their reasonable endeavors to obtain an appropriate license from such third party. FSI shall have sole responsibility for any royalties or costs relating to such license.

         4. In the event that either party becomes aware of any infringement of any of the Patents or Trademarks or any unauthorized use or disclosure of Technology by a third party or of any action by a third party for a declaration that any Patent is invalid or unenforceable, it shall promptly notify the other party in writing, and FSI and Nalco shall promptly consult with one another regarding action to be taken. FSI will have the first right to institute a suit for infringement of the Patents, Trademarks and Technology at its own expense and all recoveries in such suit shall inure to the benefit of FSI. FSI shall diligently prosecute any such suit or defense once filed and Nalco shall fully cooperate with FSI therein at FSI's expense. If, within 30 days after Nalco becomes aware of a possible infringement of any Patents or Trademarks or any unauthorized use or disclosure of Technology by a third party, and FSI has not instituted any suit related thereto, Nalco shall have the right to sue any such third party or otherwise protect the Patents, Trademarks and Technology, in its own name at FSI's expense, and all recoveries in such suit shall inure to the benefit of Nalco and, once such suit is filed or other action taken, FSI shall fully cooperate with Nalco therein at FSI's expense.

         5. FSI shall indemnify and hold Nalco and its affiliates harmless from and against any and all judgments, losses, expenses, damages or other costs arising out of any judgements of infringement relating to any of the Patents. Trademarks or Technology.

         6. Nalco shall not use any tradename or trademark of FSI in the conduct of its business except as authorized pursuant to this Agreement. FSI shall have no right to use in the conduct of its business or otherwise any tradename, trademark or logo owned or used by Nalco, including without limitation the names "Nalco," "Ondeo" and "Suez".

         7. FSI agrees with and assures Nalco that it shall not ship, furnish, transmit, or export, directly or indirectly, any Product to any country or territory to which shipment directly from the United States is now illegal or hereafter becomes illegal at the time in question, according to the laws of the United States or to regulations of any department or agency of the Government of the United States made according to such laws. Any further changes in the United States governmental regulations shall be considered an amendment to this provision.

         8. FSI and Inventor agree that during the term of this Agreement, neither shall enforce any intellectual property right it may own or control relating to the Patents, Trademarks or Technology or manufacture, use or sale of Products against Nalco or any sublicensee of the Patents, Trademarks or Technology from Nalco, provided, that Nalco shall not be in breach of this Agreement.

D.       TITLE TO INVENTIONS AND IMPROVEMENTS
         1. Title to all inventions, whether or not patentable, conceived by, or conceived and reduced to practice jointly by, employees of both Nalco and FSI arising from such employees' participation in and in connection with any development effort in the Technical Area shall be owned jointly, and will be licensed exclusively to Nalco, and Nalco shall have the right to sublicense, with no royalties payable by either party. Following the Term, if such should occur, FSI and Nalco shall have the right to use any such inventions or other jointly developed intellectual property with no royalties payable to either party; provided, that in no event shall Nalco infringe the Patents or Technology that is the subject of this Agreement.

         2. During the Term, and any extensions thereof, FSI grants to Nalco a non-exclusive license with the right to grant sublicenses in any improvements made by FSI relating to the Patents and Technology for the use or manufacture of Product to FSI; provided, that in the event of termination of this Agreement for any reason, this license shall terminate.

E.       CONFIDENTIALITY
         1. In order to maximize the benefits from this Agreement, it is anticipated that it will be necessary for Nalco and FSI to disclose to each other Confidential Information. Confidential Information shall be given in writing and marked as "CONFIDENTIAL", or if given orally, summarized promptly in writing and marked as "CONFIDENTIAL". FSI and Nalco agree to hold in strictest confidence all Confidential Information obtained from the other party and shall not use the Confidential Information for any purpose other than as agreed herein. The receiving party shall not disclose Confidential Information to any third party. FSI and Nalco shall limit disclosure of Confidential Information to those of its officers and employees who require Confidential Information in connection with carrying out the rights and obligations hereunder. Upon termination of this Agreement, FSI and Nalco shall return any Confidential Information to the other party. The obligations referred to in this Section X.E shall continue for the Term and any extensions thereof and for five (5) years thereafter.

         2. FSI and Nalco agree not to issue any publicity or press releases relating to the Confidential Information. FSI shall not issue any press release or make any public announcements relating to Nalco or this Agreement without obtaining the prior written consent of Nalco. In the event a request or demand for disclosure of Confidential Information is made to either party, pursuant to which such party may become legally compelled to disclose such Confidential Information, such party shall provide notice to the other party of such demand or request no later than five (5) days after receipt and before the Confidential Information is disclosed to a third party. FSI and Nalco will cooperate to minimize any disclosure of Confidential Information.

XI.      MISCELLANEOUS



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
A.       FORCE MAJEURE
         1. Delay in performance or non-performance of any obligation contained herein shall be excused to the extent such failure or non-performance is caused by force majeure.

         2. For purposes of this Agreement, force majeure shall mean any cause or agency preventing performance of an obligation under the Agreement which is beyond the reasonable control of FSI or Nalco, other than non-payment of any amounts required hereunder, as the case may be, including without limitation, fire, flood, sabotage, shipwreck, embargo, explosion, strike or other labor trouble, accident, riot, acts of governmental authority (including, without limitation, act based on laws or regulations now in existence as well as those enacted in the future), war, acts of terror and acts of God.

         3. If Nalco or FSI is affected by force majeure the party affected shall promptly provide notice to the other party, explaining in detail the full particulars and the expected duration thereof and shall use its commercially reasonable efforts to remedy the interruption or delay if it is reasonably capable of being remedied. In the event of force majeure, FSI shall have the right to purchase Product from other sources and deliveries or acceptance of deliveries of Product which have been suspended will not be required to be made upon the resumption of performance. In the event a force majeure situation extends for more than ninety (90) days, this Agreement may be terminated without any liability by the party not declaring force majeure upon written notice thereof to the other with respect to the facilities affected.

B.       ACCESS & AUDIT
         In order to assess Nalco's: (i) work quality, (ii) conformance with Specifications, and (iii) compliance with the terms and conditions of this Agreement, Nalco shall permit FSI access during normal business hours upon written request, not more frequently than semi-annually, to access Nalco's Sugar Land, Texas and Garyville, Louisiana facilities where work is performed relating to the Products under the supervision of Nalco personnel.

C.       INDEMNIFICATION AND INSURANCE

         1. Subject to the limitations on damages set forth in Section VII.B, Nalco agrees to defend, indemnify and hold harmless FSI, its successors and assigns, and their respective agents, servants, and employees from and against any and all claims, demands, damages, actions or causes of action at law or in equity, asserted by any entity, person or persons for bodily injuries, death or property damage, caused by Nalco's negligent or willful acts or omissions.

         2. Subject to the limitations on damages set forth in VII.B, FSI agrees to defend, indemnify and hold harmless Nalco, its successors and assigns, and their respective agents, servants, and employees from and against any and all claims, demands, damages, actions or causes of action at law or in equity, asserted by any entity,

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
               person or persons for bodily injuries, death or property damage, caused by Buyer's negligent or willful acts or omissions.

         3. Nalco and FSI are and will at all times be in full compliance with, and, subject to the limitations on damages set forth in
               Section VII.B, Nalco and FSI will indemnify, defend and hold each other, their successors and assignees harmless from and against application of all laws, rules, regulations, statutes, writs, judgment, decrees or order application to either party or their business ("Laws"), including without limitation all Laws concerning protection of the environment, the air, the land or surface or underground water, or the emission or discharge of hazardous or toxic materials, substances or waste ("Hazardous Materials") as such terms are defined in any federal, state or local laws, rules, regulations, statutes, writs, judgment, decrees or orders pertaining to the protection of the environment ("Environmental Laws").

         4. Nalco shall maintain such policies of insurance (including, without limitation, employer's liability, comprehensive general liability product liability and property damage insurance) consistent with past practices. Upon request, Nalco will provide FSI with evidence of such insurance.

D.       SURVIVAL
         Notwithstanding any termination, expiration or completion of performance hereunder, Sections VII (Warranty and Remedies), VIII (Compliance with Law), IX (Custom and Trade), X.C (Patent and Technology Representations, Warranties and Covenants), X.D (Title to Inventions and Improvements), X.E (Confidentiality), XI.C (Indemnification and Insurance), XI.F (Governing Law) and XI.P (Independent Contractor) shall survive.

E.       NON-ASSIGNMENT
         FSI shall not assign this Agreement or any interest herein without the written consent of Nalco, and any attempted assignment without such consent shall be void. Nalco may assign this Agreement or any interest herein, including its obligations hereunder to its affiliates or third parties; provided, that if Nalco assigns or subcontracts any of its rights and/or obligations hereunder to a third party, Nalco shall remain liable for its obligations hereunder.

F.       GOVERNING LAW
         This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, USA without regard to such state's conflict of law provisions. Each party hereto consents to the jurisdiction of any state or federal court located in the counties of Cook or DuPage in the State of Illinois.

G.       NOTICES
         Notice and other correspondence related to this Agreement should be directed to the parties by nationally recognized overnight delivery service, telecopy with receipt confirmed, or personal delivery to the addresses first above written and if to Nalco to the attention of Dan Harker, Vice President and if to FSI to the attention of Daniel O'Brien,


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
         Chief Executive Officer and if to Inventor to Mr. Robert N. O'Brien 2614 Queenswood, Victoria BC V8N1X5. Any change in the above shall be given by either party to the other and made by delivery as set out above. Notice shall be deemed received if the sender has reasonable means of showing receipt thereof.

H.       INTEGRATION
         Except for any Confidentiality Agreement previously executed between Nalco and FSI, which remains in effect, this Agreement (including the attachments hereto and each Purchase Order) constitutes the entire agreement among Nalco and FSI pertaining to the understandings, negotiations, and discussions, whether oral or written, of Nalco and FSI with regard to the Product and there are no warranties, representations or other agreements between Nalco and FSI in connection with the Product or subject matter hereof except as specifically set forth herein. No supplement or modification of this Agreement shall be binding unless executed in writing by Nalco and FSI.

I.       SOLE BENEFIT
         The provisions of any agreement resulting herefrom are for the benefit of the parties hereto and not for any other person.

J.       PARTIAL INVALIDITY
         Should any provision of this Agreement be found illegal or unenforceable for any reason, Nalco and FSI shall seek in good faith to agree to substitute valid provisions which, as closely as possible, reinstate the commercial balance between them which would have prevailed had the original term applied. Failing agreement on substitute provisions within a reasonable time, either Nalco or FSI may terminate this Agreement by notice in writing to the other.

K.       WAIVERS
         Waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time by any party hereto, shall not in any way affect, limit or waive a party's right thereafter to enforce and compel strict compliance with every term and condition thereof.

L.       AUTHORITY
         FSI represents and warrants to Nalco that it has full power and authority to enter into this Agreement and that this Agreement is valid and legally binding against FSI. Nalco represents and warrants to FSI that it has full power and authority to enter into this Agreement and that this Agreement is valid and legally binding against Nalco.

M.       DISPUTE RESOLUTION

         1. The parties hereto will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement ("Dispute"). A party to the Dispute may initiate negotiations by providing written notice to the other party, setting forth the subject of the Dispute and the relief requested. The recipient of such notice will respond in writing within thirty (30) days with a statement of its position on and recommended solution to the Dispute. If the Dispute is not resolved by this exchange of correspondence, then representatives of each party to the Dispute with full settlement authority will meet at a mutually agreeable time and place in order to exchange relevant information and perspectives, and to attempt to resolve the Dispute.

         2. If the Dispute is not resolved by these negotiations within thirty (30) business days from the date of the parties' meeting as set forth herein, a party to the Dispute may, at its option, submit the Dispute to arbitration in accordance with this Agreement. Any such dispute shall be submitted to the American Arbitration Association ("AAA") for arbitration in accordance with the Rules of the AAA. The arbitral award shall be final and binding on the parties to the arbitration. The arbitral tribunal shall consist of three (3) neutral arbitrators, one designated by each of the parties to the Dispute and the third (who shall be the chairperson of the arbitral tribunal) appointed by the arbitrators designated by the parties. The arbitration shall take place in Chicago, Illinois or such other location agreed to by the parties.

N.       ENGLISH
         Except as the parties may otherwise agree, this Agreement and data, notices, shipping invoices, correspondence and other writings pertaining thereto shall be written in the English language. In the event of any conflict between this Agreement and any translation thereof, the English language meaning shall govern.

O.       AGREEMENT CONTROLS OVER CONFLICTING, ADDITIONAL OR DIFFERENT TERMS.
         To the extent there are any conflicts between the terms and conditions set forth in (a) this Agreement, (b) any Purchase Order issued by Purchaser, (c) any correspondence whether written or oral prior to the Effective Date or (d) oral correspondence or written correspondence that is not signed by authorized representatives of both Nalco and FSI, the terms and conditions in this Agreement shall control. Any additional or different terms are hereby rejected unless assented to in writing by the parties.

P.       INDEPENDENT CONTRACTOR
         FSI and Nalco agree that this Agreement does not establish an employer employee relationship or an agency, partnership or creating any joint obligations other than those specifically set forth herein. Each of Nalco and FSI expressly agrees that it is acting solely on its own behalf and in its own interest and that Nalco and any of Nalco's subcontractors and their respective employees are independent contractors and shall not be deemed to be the servants, employees or agents of FSI, and any activities conducted hereunder shall be excluded from the provisions of any applicable tax statutes addressing the taxation of partners or partnerships. Neither party shall have any authority to represent the other or otherwise negotiate or conclude any agreement, license or contract on behalf of the other party.

Q.       DEFAULT
         Each delivery under this Agreement shall be construed as a separate and independent contract. If FSI defaults under this Agreement, or FSI's financial condition become unsatisfactory to Nalco, then Nalco, at its sole discretion, may withhold future deliveries of Product until FSI cures the default or improves its financial condition to Nalco's satisfaction; require payment in advance; terminate this Agreement and exercise any other remedies available under applicable law or this Agreement.

R.       COUNTERPARTS.
         This Agreement may be executed in counterparts.


                               (Signatures Follow)
















































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
         IN WITNESS THEREOF, the parties have executed this Agreement on the date first written below:


ONDEO NALCO COMPANY



By: ___________________________
       Brent Diez
       Division Vice President - North American Manufacturing



FLEXIBLE SOLUTIONS
INTERNATIONAL, INC.


By: ___________________________
       Daniel O'Brien
       Chief Executive Officer



ROBERT N. O'BRIEN



________________________________


Witness: _______________________


























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
                                  ATTACHMENT A

Initial Product Specifications and Packaging (subject to review based on subsequent manufactured batches; provided that any changes shall be agreed in writing)

RAW  MATERIALS:

Hydrated Lime (90 % by weight)

         NSF 60 or Food Grade

         Minimum Ca (OH)2  content of 95%

         Minimum % Passing through a 200 mesh screen of 90%

Cetyl Alcohol (5% by weight)

         Food Grade or Pharmaceutical Grade

         Minimum C-16 content of 90%

Stearyl Alcohol (5% by weight)

         Food Grade or Pharmaceutical Grade

         Minimum C-18 content of 90%

Packaging:

50 pound Kraft paper / HDPE multi wall bags to be palletized at 40 bags per pallet (2,000 lbs. per pallet)

Polypropylene Super Sacks to contain 2,000 lbs. each.

Finished Product:

Particle Size              Minimum of 80 % pass through a 100 mesh screen using
                           a Ro-Tap machine

Friability                 Particles not passing the 100 mesh screen should be
                           pressed/rolled with a 1" diameter steel roller to ensure remaining particles are friable.

                                  ATTACHMENT B

                             PATENTS AND TRADEMARKS

Patents:

Patent No. 6303133

Trademarks:

WATER$AVR















































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